                                                                  EXHIBIT 2.2(B)

                               EARNOUT AGREEMENT
                               -----------------

     This Earnout Agreement ("Agreement") is entered into this 30th day of November, 1999, among Seymour Glaser, Joan Mendelson, Trustee, Allan I. Sirkin and Neil Sirkin (the "Shareholders") and Nutrition For Life International, Inc. ("NFLI"). The Shareholders and NFLI are collectively referred to as the "Parties".

                                    RECITALS
                                    --------

     A. On October 25, 1999, NFLI, Advanced Nutraceuticals, Inc., AC Acquisition Company, Ash Corp. ("Ash"), Allan I. Sirkin and Neil Sirkin entered into an Agreement and Plan of Merger (the "Merger Agreement"). An Amendment to the Agreement was made November 24, 1999 which, among other things, added Bactolac Pharmaceutical Inc. ("BPI") as a party to the Merger Agreement. All references to the Merger Agreement in this Agreement give effect to the Amendment.

     B. A condition to the closing of the merger transaction contemplated by the Merger Agreement (the "Closing") is the execution and delivery of this Agreement.

     C. The Shareholders are all of the shareholders of Ash. As provided in the Merger Agreement, the Shareholders, as the shareholders of Ash, shall receive for the conversion of their shares of Ash, $750,000 in cash, $500,000 in a Promissory Note, stock in NFLI valued at $1,400,000 and up to $3,000,000 in NFLI stock as an earnout payment, the determination and payment of which shall be in accordance with the terms and conditions of this Agreement.

     D. Subsequent to the Closing, the business operations of Ash will be conducted as a division of BPI. For purposes of this Agreement, the operations of that division will be referred to as operations of "Ash."

                             STATEMENT OF AGREEMENT
                             ----------------------

     NOW THEREFORE, in consideration of the premises and of the respective covenants and provisions herein contained, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                EARNOUT PAYMENT
                                ---------------

     1.1  Nature of Earnout Payment.
          --------------------------

          (a) NFLI shall reserve for issuance as an earnout payment to the Shareholders up to 105,634 shares of NFLI's $.001 par value Series A Preferred Stock (the "Convertible Preferred Stock") and 1,056,340 shares of NFLI's $.01 par value common stock (the "Common Stock"). The 105,634 shares of Convertible

     Preferred Stock are automatically convertible into 1,056,340 shares of the Common Stock pursuant to the terms of the Statement of Designation for the Series A Preferred Stock. The value of the 1,056,340 shares of Common Stock is $3,000,000. The maximum of 1,056,340 shares of Common Stock which may be received by The Shareholders as an earnout payment pursuant to this Agreement has been determined by dividing $3,000,000 by the average of the closing prices per share of the Common Stock on The Nasdaq Stock Market for the five trading days preceding November 16, 1999.

          (b) For purposes of this Agreement, it is assumed that the NFLI shareholders will approve the conversion of Series A Preferred Stock to Common Stock prior to the time that The Shareholders would be entitled to receive their earnout payments pursuant to this Agreement. Accordingly, it is provided in this Agreement that shares of Common Stock will be issued to The Shareholders. In the event that the shareholders have not approved the conversion of Series A Preferred Stock to Common Stock prior to the time that The Shareholders would be entitled to receive their earnout payments, then NFLI shall issue Convertible Preferred Stock instead of Common Stock to The Shareholders. In that event, The Shareholders shall receive one share of Convertible Preferred Stock for every ten shares of Common Stock that they would have received pursuant to this Agreement if the shareholders had approved the conversion.

          (c) The Shareholders shall receive from NFLI 1,056 shares of Common Stock for each $1,000 in Pre-Tax Income in Year One which is in excess of $500,000. However, in no event, will the Shareholders be entitled to receive more than 792,000 shares of Common Stock as an earnout payment based on Year One results.

          (d) The Shareholders shall receive from NFLI 1,056 shares of Common Stock for each $1,000 in Pre-Tax Income in Year Two in excess of $500,000. In addition, if Year One income exceeded $750,000, then the difference between Pre-Tax Income for Year One and $750,000, will be applied for purposes of calculating Pre-Tax Income for Year Two.

          (e) Notwithstanding anything herein to the contrary, the maximum number of shares of Common Stock which may be issued as an earnout payment pursuant to this Agreement to the Shareholders shall be 1,056,340.

          (f) Any earnout payments made to the Shareholders pursuant to this Agreement shall be in accordance with the percentage of stock the Shareholders held in Ash prior to the Closing as provided in Schedule 2.1 to the Merger Agreement.

     1.2  Period for Payment.  For purposes of calculation of the earnout
          -------------------
payment, Year One will begin on December 1, 1999 and end on November 30, 2000, Year Two will

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begin on December 1, 2000 and end on November 30, 2001 and Year Three will begin on December 1, 2001 and end on November 30, 2002.

     1.3  Registration Obligation.  Prior to the issuance of shares of Common
          -----------------------
Stock to The Shareholders as an earnout payment pursuant to this Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement with respect to such Common Stock. The Company shall use its best efforts to cause such registration statement to become effective, and, upon the request of The Shareholders, keep such registration statement effective for a period of up to one year. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this registration obligation that The Shareholders shall furnish to the Company such information regarding themselves and the intended method of disposition of the Common Stock as shall be required to effect the registration for resale by The Shareholders of the Common Stock received by them pursuant to this Agreement. NFLI shall be entitled to postpone for a reasonable period of time (not to exceed 180 days) the filing of any registration statement if, in the good faith judgment of NFLI's Board of Directors, such registration would materially interfere with NFLI's own impending financing.

     1.4  Withholding Taxes.  NFLI or its affiliates may take such steps as they
          -----------------
deem necessary or appropriate for the withholding of any taxes which they may be required by law or regulation or any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the earnout payment, including, but not limited to, the withholding of all or any portion of any payment owed by them to any of The Shareholders, or the withholding of the issuance of NFLI stock to be issued in connection with the earnout payment.

                                   ARTICLE II

                         COMPUTATION OF PRE-TAX INCOME
                         -----------------------------

     2.1  Manner of Computation.  For purposes of this Agreement, "Pre-Tax
          ----------------------
Income" of Ash for each of Year One, Year Two and Year Three shall mean Ash's aggregate earnings net of losses from operations, calculated as if it were being operated as a separate and independent corporation, after deduction of all appropriate expenses, charges, and reserves, but before adjustment for federal, state, and local income or franchise taxes. Pre-Tax Income shall be determined in accordance with generally accepted accounting principles (GAAP") consistently applied by NFLI after consultation with the firm of independent certified public accountants engaged by NFLI for purposes of its own audit ("NFLI's Accountants"); provided, however, that in determining such Pre-Tax Income:

          (a) Pre-Tax Income shall be computed without regard to "extraordinary items" of gain or loss as that term shall be defined in GAAP;

          (b) Pre-Tax Income shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business;

          (c) No deduction shall be made for any management fees, general overhead expenses or other intercompany or divisional charges, of whatever kind or nature, charged by NFLI to Ash, except (i) for a fixed charge of $10,000 per month and (ii) NFLI may charge interest on any loans or advances made by NFLI to Ash or to BPI in connection with the business operations of Ash at a rate of 9%;

          (d) No deduction shall be made for legal or accounting fees and expenses arising out of this Agreement or the Merger Agreement;

          (e) The purchase and sales prices of goods and services sold by Ash to NFLI or its affiliates or purchased by Ash from NFLI or its affiliates shall be adjusted to reflect the amounts that Ash would have realized or paid if dealing with an independent party in an arm's length commercial transaction; however, it is understood that NFLI or its affiliates may offer special arrangements to Ash. Any such arrangements which modify this Agreement shall be in writing and signed by both NFLI and either or both Allan I. Sirkin or Neil Sirkin; and

          (f) Depreciation and amortization of assets acquired from Ash shall be computed under the straight-line method, using the carrying value of depreciable assets less applicable reserves, as shown on the books and records of Ash, and the useful lives for such assets, or categories thereof as though the merger of Ash and NFLI had not been effected.

     2.2  Time of Determination.
          ----------------------

          (a) The Pre-Tax Income of Ash shall be determined as soon as reasonably practicable after filing of NFLI's Annual Report on Form 10-K for the close of Year One, Year Two and Year Three by NFLI. Copies of the reports setting forth the computation of the Pre-Tax Income of Ash shall be submitted in writing to The Shareholders and, unless The Shareholders who own at least a majority of the NFLI Preferred Stock issued to the Shareholders at the Closing notify NFLI within 15 business days after receipt of the report that they object to the computation of Pre-Tax Income set forth therein, the reports shall be binding and conclusive for the purposes of this Agreement. The Shareholders shall have access to the books and records of Ash and to NFLI's Accountant's workpapers (to the extent that NFLI can facilitate such access) during regular business hours to verify the computation of Pre-Tax Income made by NFLI.

          (b) If The Shareholders who own at least a majority of the NFLI Preferred Stock issued to the Shareholders at the Closing notify NFLI in writing within 15 business days after receipt of NFLI's report that they object to the computation of Pre-Tax Income set forth therein, the amount of Pre-Tax Income for the Year (or other period) for which such report relates shall be determined by negotiation between The Shareholders who have provided notice of objection to NFLI and NFLI. If these persons are unable to reach agreement within 20 business days after such notification, the determination of the amount of Pre-Tax Income for the period in question shall be submitted to a mutually agreeable third party firm of independent certified public accountants ("Special Accountants") for determination, whose determination shall be binding and conclusive on the parties. If the Special Accountants determine that the Pre-Tax Income has been understated by 10% or more, then NFLI shall pay the Special Accountants' fees, costs and expenses. If Pre-Tax Income has not been understated or has been understated by less than 10%, then The Shareholders shall pay the Special Accountants' fees, costs and expenses.

                                  ARTICLE III
                                  -----------

                                 MISCELLANEOUS
                                 -------------

          3.1  Benefit of Parties.  All the terms and provisions of this
               -------------------
Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted representatives, successors and assigns.

          3.2  Entire Agreement.  This Agreement contains the entire
               ----------------
understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

          3.3  Counterparts.  This Agreement may be executed simultaneously in
               ------------
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.4  Cooperation.  During the Term each party will cooperate with and
               -----------
assist the other party in taking such acts as may be appropriate to enable all parties to effect compliance with the terms of this Agreement and to carry out the true intent and purposes hereof.

          3.5  Notices.  All notices, elections, request, demands or other
               -------
communications hereunder shall be in writing and shall be deemed given at the time delivered personally or by fax or upon receipt if deposited in the United States mail, certified or registered, return receipt requested, postage prepaid addressed to the parties as follows (or to such other person or place, written notice of which any party hereto shall have given to the other):

     If to the Shareholders:    Allan I. Sirkin
     ----------------------
                                3600 25th Avenue
                                Gulfport, MS 39501
                                Fax:  228-865-0842

                                Seymour Glaser
                                c/o Charles W. Wright, Esq.
                                1208 22nd Avenue
                                Meridian, MS  39302-1677
                                Fax:  (601) 485-6571

                                Joan Mendelson, Trustee
                                c/o Charles W. Wright, Esq.
                                1208 22nd Avenue
                                Meridian, MS  39302-1677
                                Fax:  (601) 485-6571

               With a Copy to:  Alfred R. Koenenn, Esq.
               --------------
                                1109 Hancock Bank Building
                                Gulfport, MS 39502
                                Fax:  228-864-9052

                                Charles W. Wright, Jr.
                                1208 22nd Avenue
                                Meridian, MS  39302-1677
                                Fax:  (601) 485-6571

          (b)  If to NFLI:      Nutrition For Life International, Inc.
               ----------
                                9101 Jameel
                                Houston, TX  77040
                                Fax:  713-895-8927
                                Attention:  Gregory Pusey, Chairman of the
                                Board of Directors

               With a Copy to:  Patton Boggs, LLP
               --------------
                                1660 Lincoln Street, Suite 1900
                                Denver, CO  80264
                                Fax:  303-894-9239
                                Attention:  Robert M. Bearman, Esq.

     3.6  Waiver of Compliance.  The party for whose benefit a warranty,
          ---------------------
representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties, representations, covenants or conditions contained in this Agreement or waive compliance with any of the foregoing and so waive performance of any of the obligations of the other party hereto and any defaults hereunder; provided however, that such waiver shall not affect or impair the waiving party's rights in respect to any other warranty, representation, covenant, condition or default hereunder.

     3.7 Index and Captions The captions of the Articles and Sections of this
         ------------------
Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article or Section hereof.

     IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed in multiple original counterparts as of the date set forth above.



                                   _______________________________________
                                   Seymour Glaser



                                   _______________________________________
                                   Joan Mendelson, Trustee



                                   _______________________________________
                                   Allan I. Sirkin


                                   _______________________________________
                                   Neil Sirkin



                                   NUTRITION FOR LIFE INTERNATIONAL, INC.

                                   By:____________________________________
                                          Authorized Officer